REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                  EPITOPE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


       Oregon                         2835                    93-0779127
(STATE OF INCORPORATION)  (PRIMARY STANDARD INDUSTRIAL  (IRS EMPLOYER IDENTIFI-
                           CLASSIFICATION CODE NUMBER)        CATION NO.)


               8505 S.W. Creekside Place, Beaverton, Oregon 97008
                                 (503) 641-6115

          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                               Robert D. Thompson
                      President and Chief Executive Officer
               8505 S.W. Creekside Place, Beaverton, Oregon 97008
                                 (503) 641-6115

     (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:
                              Erich W. Merrill, Jr.
                                  David G. Post
                                 Miller Nash LLP
                        Suite 3500, 111 S.W. Fifth Avenue
                           Portland, Oregon 97204-3699

                            ------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES
                                 TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.

               If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. |X|

               If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |-|

               If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

               If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |-| -----------.

               If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |-| ------------.

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |-|

                               CALCULATION OF REGISTRATION FEE

=========================== ================= ================== ================= =================
                                              PROPOSED MAXIMUM   PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF      AMOUNT TO BE     OFFERING PRICE       AGGREGATE         AMOUNT OF
     SECURITIES TO BE          REGISTERED       PER SHARE(1)         OFFERING        REGISTRATION
        REGISTERED                                                   PRICE(1)           FEE(1)
--------------------------- ----------------- ------------------ ----------------- -----------------
Common Stock, no par value   536,667 shares       $16.125           $8,653,755        $2,285.00
=========================== ================= ================== ================= =================

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457. The offering price has been estimated, and the registration fee has been computed pursuant to Rule 457(c) based upon the average of the high and low sales prices of the Common Stock on the Nasdaq National Market on March 9, 2000, which was $16.125 per share.

                            ------------------------


The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  EPITOPE, INC.

                                 536,667 SHARES

                                  COMMON STOCK


                             ----------------------



               This prospectus covers the sale of up to 536,667 shares of our common stock by the selling stockholders identified in this prospectus. The shares covered in this prospectus are issuable upon the exercise of outstanding warrants issued to our financial advisors in 1998. We are not selling any shares of our common stock under this prospectus, and we will not receive any part of the proceeds from the sale of the registered shares other than the exercise price for the warrants.

               The selling stockholders may sell the shares described in this prospectus in a number of ways and at varying prices. For a more detailed description of the manner in which the shares may be sold, you should refer to the section entitled "Plan of Distribution" on page 11.

               Our common stock is traded on the Nasdaq National Market under the symbol "EPTO." On March --, 2000, the last reported sale price for our shares was $------.

                       -----------------------------------


               INVESTMENT IN OUR SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" DESCRIBED BEGINNING ON PAGE 3.

                       -----------------------------------





--------------------------------------------------------------------------------
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
      SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
         OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 CONTRARY REPRESENTATION IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                       -----------------------------------


                 THE DATE OF THIS PROSPECTUS IS MARCH --, 2000.

               You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying supplements. No one has been authorized to provide you with any other information in respect of this offering of shares. You should not assume that the information in this prospectus or any supplement is current as of any date other than the date set forth on the document.



                                TABLE OF CONTENTS

                                                                            PAGE

RISK FACTORS...................................................................3

ABOUT THE COMPANY..............................................................8

USE OF PROCEEDS................................................................9

DIVIDEND POLICY................................................................9

SELLING STOCKHOLDERS...........................................................9

PLAN OF DISTRIBUTION..........................................................10

WHERE YOU CAN FIND MORE INFORMATION ABOUT US..................................11

LEGAL MATTERS.................................................................11

EXPERTS.......................................................................11

                                  RISK FACTORS

               You should consider the following factors, among others discussed in this prospectus or incorporated by reference from our other periodic disclosures with the Securities and Exchange Commission, in making a decision concerning the purchase of shares described in this prospectus.

               WE  HAVE  A  HISTORY   OF  LOSSES   AND   PROSPECTS   FOR  FUTURE
PROFITABILITY ARE UNCERTAIN.

               We have experienced significant operating losses since our incorporation. Our ability to increase revenues and consistently achieve profitability and positive cash flows from operations will depend in substantial part on successful commercialization of our OraSure(R) specimen collection device for HIV and other diseases, for drugs of abuse, and other uses currently under development. In addition, we will likely have to develop new products and other uses for OraSure to achieve long-term success. Our development efforts may or may not result in commercially viable products or expanded uses of OraSure. Even if we do develop new products or new uses, we may not obtain required regulatory clearances or approvals. Accordingly, it is not clear that we will be able to achieve profitability in the future. We have not achieved positive cash flows from our operations.

               OUR ABILITY TO SELL OUR PRODUCTS IN INTERNATIONAL MARKETS MAY BE LIMITED BY CERTAIN OBSTACLES, INCLUDING REGULATORY AND CULTURAL CONSTRAINTS.

               We are devoting significant resources to international sales of our products. In the past, we have had little direct experience with the governmental regulatory agencies in many countries that control sale of our products into those countries. We have experienced extended delays in obtaining approvals to make sales in Argentina and Greece, demonstrating that compliance with foreign regulatory requirements can be difficult and impede international marketing efforts. In addition to economic and political issues, a number of factors can slow or prevent international sales, including among others those set forth below:

       o Regulatory requirements in general or more stringent regulation of testing products in particular may slow, limit, or prevent the offering of our products in foreign jurisdictions;

       o Cultural and political differences may make it difficult to effectively market, sell and gain acceptance of our products in foreign jurisdictions;

       o Inexperience in international markets may slow or limit our ability to sell our products in foreign countries; and

       o Additional regulations and regulatory processes may affect sales of our products.

               Some of these factors may cause the costs of our international sales to exceed significantly our domestic costs of doing business.

               WE MAY BE DEPENDENT ON RAISING ADDITIONAL CAPITAL AND MAY FACE DIFFICULTIES RAISING FINANCING.

               We have historically depended to a substantial degree on capital raised through the sale of equity securities to fund our operations and may again have to raise money in the future. Our future liquidity and capital requirements will depend on various factors affecting our business. For instance, if our efforts to develop new products are unsuccessful, or our competitors introduce products that compete successfully with ours, we may need additional funds sooner than expected to continue our operations. Similarly, if we decide that it is necessary to expand our manufacturing capacity, to acquire other businesses, or to make additional investments in sales and marketing, we would likely require additional financing. We may seek to raise funds through the public or private sale of our equity securities, through additional collaborative arrangements, or from other sources. Equity financing may not be available on satisfactory terms or at all. If we were, instead, to enter into collaborative arrangements, such arrangements, if available, would likely require us to relinquish rights in certain technologies or share product revenues.

               IF WE DO NOT COMPLY WITH GOVERNMENT REGULATIONS, WE COULD BE FORCED TO STOP MANUFACTURING OUR PRODUCTS.

               We are permitted to manufacture and sell the OraSure device and other regulated products, both in the U.S. and in some cases abroad, only if we comply with regulations of government agencies such as the United States Food and Drug Administration (FDA). We have implemented quality assurance and other systems that are intended to comply with applicable regulations in the United States. The FDA has issued a warning letter to us stating that we were not in compliance with applicable Quality System Regulations, although no further action has been taken. We have attempted to address concerns raised by the FDA by improving and implementing new manufacturing and process control procedures. In 1999, we hired an individual to serve as Vice President of Regulatory Affairs and Quality Assurance. Although we believe that we are satisfactorily addressing the points raised by the FDA, the FDA could force the Company to stop manufacturing products if the FDA concludes that we are out of compliance with applicable regulations. In addition, until the FDA agrees that we have resolved all points raised in the warning letter, we may not be able to obtain regulatory clearance certificates needed in some foreign countries.

               OUR FUTURE FINANCIAL RESULTS DEPEND ON OUR ABILITY TO DEVELOP PRODUCT DISTRIBUTION CHANNELS AND ARE LARGELY DEPENDENT ON THE EFFORTS OF THIRD PARTIES.

               We have marketed most of our products by collaborating with pharmaceutical and diagnostic companies and distributors. For example, our EPIblot(R) and OraSure HIV-1 Western blot confirmatory tests are distributed through Organon Teknika Corporation, a member of the Akzo Pharma group of Akzo Nobel, N.V. based in the Netherlands. In addition, the OraSure collection device is distributed to the insurance industry through major insurance testing laboratories, and we have entered into an agreement with STC Technologies, Inc. to distribute the OraSure device for drugs-of-abuse testing under the trade name Intercept(R) Drugs of Abuse. Except in the public health market, we do not maintain a substantial sales or marketing force. As a result, our revenues are largely derived from sales of our products within markets in which we are dependent upon the efforts and capabilities of others to market our products. Our partners may or may not have sufficient incentives to sell and market our products, may be subject to financial or other difficulties affecting their distribution ability, or may have other priorities. Our dependence on others may affect our financial results and subject us to fluctuations in sales based on sales and marketing efforts and inventory policies of our key marketing partners.

               WE RELY ON FOREIGN THIRD PARTY DISTRIBUTORS TO MARKET OUR PRODUCTS AND ASSIST US IN FOREIGN MARKETS AND OUR INTERNATIONAL SALES COULD BE IMPEDED IF WE LOSE DISTRIBUTORS OR IF OUR DISTRIBUTORS FAIL TO MEET OUR EXPECTATIONS.

               We rely on the cooperation of distributors to market our products in foreign countries and to register and provide technical support for the laboratory tests which may be used with OraSure. Problems with our distributor relationships or changes in distributors can interfere with the sales process, particularly in cases in which regulatory approvals or registrations are in the name of the former distributor.

               OUR FINANCIAL SUCCESS WILL DEPEND ON OUR ABILITY TO EXPAND PRODUCT USES AND DEVELOP NEW PRODUCTS.

               Our OraSure collection device is becoming recognized in the insurance and public health markets as reliable and effective. Our long-term strategy is based on continued expansion of existing markets for OraSure, the creation of new markets for OraSure based on new uses, and the development of new products. New products such as OraQuick(R) are in various stages of development. We will be required to achieve difficult scientific or technical objectives before the commercial or technological feasibility of our new products can be demonstrated. Our products under development may not perform in accordance with our expectations. Even if they do perform to expectations, there is a risk that required regulatory approvals will not be obtained. Pricing pressures also may make it difficult for us to profitably manufacture, distribute, and sell new and existing products.

               WE FACE PRESSURE FROM THE DEVELOPMENT OF COMPETING PRODUCTS THAT MAY LIMIT MARGINS ON OUR PRODUCTS AND POSSIBLY MAKE OUR PRODUCTS RELATIVELY UNATTRACTIVE TO OUR CUSTOMERS OR OBSOLETE.

               Competition in the medical products business is intense and will likely increase. We believe that the principal competition for OraSure will come from blood-based and urine-based assays, and could also come from other oral-fluid tests. New testing methods could be developed in the future that render our products uneconomical or obsolete. Most of our competitors have significantly greater financial resources than ours and are more experienced in the sales, marketing, and development of medical products. We may experience competitive pressures, particularly with respect to pricing, that could adversely affect our ability to achieve and maintain profitability.

               WE NEED PURCHASERS WITHIN THE MARKET FOR TESTING PRODUCTS TO ACCEPT ORAL TESTING PRODUCTS AS AN ALTERNATIVE TO TRADITIONAL BLOOD-BASED OR URINE-BASED TESTING.

               We have made significant progress in gaining acceptance of oral testing for HIV in the insurance and public health markets. We also anticipate that oral testing for drugs-of-abuse will be accepted to some degree in employment testing. Other markets, particularly the physician market, may resist the adoption of oral testing as a replacement for other testing methods in use today. Any failure to achieve broader market acceptance of our products may limit our potential sales growth.

               WE FACE EXTENSIVE GOVERNMENT REGULATION THAT MAY LIMIT OUR ABILITY TO DEVELOP NEW PRODUCTS OR NEW USES FOR EXISTING PRODUCTS AND MAY AFFECT THE COSTS INVOLVED IN CONDUCTING OUR OPERATIONS.

               Human therapeutic and diagnostic products such as ours are subject to government regulation, including pre-marketing approval by the FDA and comparable agencies in foreign counties. The process of obtaining these approvals varies according to the nature and use of the product and can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. Approval, if it can be obtained, may take several years. In addition, we are subject to ongoing oversight by the FDA. Compliance with relevant regulations and other requirements can be costly and time-consuming, and we may not be able economically, if at all, to comply with applicable requirements or obtain necessary approvals. Regulatory agencies may at any time impose additional regulations on us that are costly to comply with and disruptive to our operations.

               OUR BUSINESS COULD BE AFFECTED BY CHANGES IN FEDERAL OR STATE LAW OR REGULATIONS.

               Changes in government regulations could require us to undergo additional trials or procedures and change our manufacturing process or that of our partners, and could make it impractical or impossible for us to market our products for certain uses or for sale in certain markets. Other changes in government regulations, such as the adoption of the FDA's Quality System Regulations, may not affect our products directly but may nonetheless adversely affect our ability to achieve and maintain profitable operations by requiring that we incur significant expenses changing or implementing new manufacturing and process control procedures.

               THIS AND OTHER OFFERINGS MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK.

               The number of shares of our common stock covered by this prospectus or currently effective registration statements covering the sale of shares issuable upon exercise of other outstanding warrants is 2,537,307 shares, representing approximately 17.8 percent of the total shares of our common stock outstanding as of December 31, 1999. There are no restrictions on the sale of any of these shares other than a mandatory 60-day hold provision applicable to certain warrants. A significant number of the outstanding warrants have been exercised recently due to recent increases in the market price of our common stock. Accordingly, a significant number of shares of our common stock may be sold in the foreseeable future. If holders of outstanding warrants were to offer a large number of shares simultaneously or at approximately the same time, the market price of our common stock would likely decline.

               WE ARE DEPENDENT ON OUR KEY PERSONNEL.

               We are a relatively small company with few executive officers, and we therefore depend to a large extent on the abilities and continued participation of our executive officers and scientific personnel. Robert D. Thompson, our new president and chief executive officer, and William D. Block, our vice president of sales and marketing, are expected to play a key role in our future operations. Andrew S. Goldstein, vice president, J. Richard George, chief scientific officer, and Charles E. Bergeron, chief financial officer, have been with us for extended periods and are key to the scientific and financial aspects of our operations and implementation of our business plan. The loss of any of these key personnel could adversely affect our business. Competition for management and scientific staff in the medical products field is intense. We may experience difficulties attracting and retaining personnel with sufficient experience and expertise to satisfy our needs.

               OUR PATENTS AND PROPRIETARY INFORMATION MAY NOT STOP COMPETITORS.

               We have obtained certain patents, have or may in the future acquire license rights under other patents, and have filed and may file in the future other patent applications. Patents that we have applied for may not be obtained, and patents are always subject to challenge. Patents that we obtain may not result in any material advantage over competitors because competitors may be able to produce products competing with a patented product without infringing on our patent rights. Even if we have a patent that we believe is infringed, the cost of enforcing our patent rights in court would be high. If we need to defend ourselves against infringement charges by other patent holders, the defense would likely be expensive and interfere with our operations. We intend to obtain patent protection in only a limited number of foreign countries. The requirements for a patent and degree of protection afforded by a patent in foreign countries may differ from those in the United States.

               WE FACE RISKS RELATING TO PRODUCT LIABILITY AND PRODUCT RECALLS.

               We could be subject to claims for personal injuries or other damages resulting from our products or services, or product recalls. In particular, we face litigation risk in the event of false positive or false negative results resulting from our oral testing products. A successful claim or series of claims or a recall of our products could severely damage our financial position. We carry liability insurance against the negligent acts of our employees and a general liability insurance policy that includes coverage for product liability. The insurance is expensive, may not be available in the future on acceptable terms, if at all, and may not adequately protect us against all such liabilities. In addition, we may require increased product liability coverage as new products are commercially developed.

               OUR SHARE PRICE IS VOLATILE AND WE DO NOT PAY DIVIDENDS ON OUR COMMON STOCK.

               The market prices for our stock, and for the securities of medical technology companies in general, historically have been volatile. Many factors, including those described below, may lead to fluctuations:

       o announcements of technological innovations or new commercial products by us or our competitors;

       o changes in governmental regulations making it more difficult to market our products in the United States or abroad or that enable competitors to market competing products;

       o       developments with respect to patent or proprietary rights;

       o       additions or departures of key personnel;

       o success or failure in opening new international markets for our products and completing sales; and

       o       regulatory actions affecting our operations.

               In addition, market conditions in general may have a significant impact on the market price for our stock. As a result, it may be difficult for you to plan for sales of our stock or sell your stock at a desired time or price. We have not paid cash dividends on our common stock to date, and we do not anticipate paying cash dividends in the foreseeable future.

               ANTI-TAKEOVER CONSIDERATIONS COULD MAKE AN ACQUISITION BY A THIRD-PARTY DIFFICULT, LIMITING THE ABILITY OF STOCKHOLDERS TO OBTAIN A PREMIUM FOR THEIR STOCK AS A RESULT OF A CHANGE IN CONTROL.

               Oregon corporate law contains provisions that could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the company without the approval of our board of directors. Our articles of incorporation contain provisions designed to prevent sudden changes in the composition of the board of directors, and we have adopted a shareholder rights plan which could have the effect of discouraging the sale of the company or bids for our common stock. Also, many stock options under our stock awards plan will vest in full immediately in the event of a change in control of the company or similar event. All of these considerations may discourage tender offers or other bids for our common stock and make it more difficult for you to obtain a premium for the sale of your shares in connection with a change in control of the company.

                                ABOUT THE COMPANY

               Below is a brief summary of our business. You should carefully review the section in this prospectus entitled "Risk Factors" and our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 1999, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, for more information about our business.

               We develop, manufacture, and market oral specimen collection devices and diagnostic products primarily for the detection of antibodies to the Human Immunodeficiency Virus (HIV), the cause of AIDS, and for the detection of cocaine and tobacco use. Our lead product is the patented OraSure(R) collection device. OraSure is used in conjuntion with an oral specimen diagnostic test. We market the device in the United States and certain foreign countries for use in screening life insurance applicants and for public health use. On February 2, 2000, we began marketing OraSure for drugs-of-abuse testing in collaboration with STC Technologies, Inc., under STC's trademark Intercept(TM) Drugs of Abuse.

               The OraSure device consists of a small, treated cotton-fiber pad on a nylon handle that is placed in the patient's mouth for two minutes. The device collects oral mucosal transudate (OMT), a serum-derived fluid that contains higher concentrations of antibodies than saliva, including HIV antibodies in people infected with the virus. As a result, OMT testing is a highly accurate method for detecting HIV infection. Because OraSure uses a noninvasive, needle-free collection method without need for privacy during the collection process, we believe that oral fluid testing has several significant advantages over blood or urine-based tests for both healthcare professionals and patients.

               We have developed and introduced other products, including the Orasure HIV-1 Western blot and EPIblot(R) tests used to confirm positive initial screening tests. The OraSure HIV-1 Western blot confirmatory test kit is used in conjunction with oral-specimen based screening tests, while EPIblot is used in conjunction with blood-based screening tests. The Western blot test kits are distributed worldwide under an exclusive agreement with Organon Teknika Corporation. We are developing a new product called OraQuick(R), a rapid-format oral specimen and blood-based test designed to provide results in approximately 15 minutes, and are exploring the potential use of our technologies and products for DNA collection and other applications.

               We were incorporated under the laws of the state of Oregon in 1981. Our principal executive offices and laboratories are located at 8505 S.W. Creekside Place, Beaverton, Oregon 97008 and our telephone number is (503) 641-6115. Our website can be found at www.epitope.com. Information contained on our website is not part of this prospectus.

                                 USE OF PROCEEDS

               We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

                                 DIVIDEND POLICY

               We have never declared or paid cash dividends on our common stock, and we do not intend to pay dividends in the foreseeable future.

                              SELLING STOCKHOLDERS

               We issued warrants to purchase our common stock to our financial advisers in 1998. The common stock being offered in this prospectus is issuable upon exercise of these warrants. The warrants were originally issued in a transaction that was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The common stock was, or will be, issued to the selling stockholders upon exercise of the warrants, in a transaction also exempt from registration under Section 4(2). We will not receive any proceeds from the sale of shares of common stock by the selling stockholders, other than the exercise price for the warrants.

               The  following  table sets forth  information  as of December 31,
1999, relating to the beneficial ownership of our common stock by each selling stockholder. The percentages of shares beneficially owned are based on 14,261,887 shares outstanding at December 31, 1999, and have been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power or may, within 60 days of December 31, 1999, acquire such power. In accordance with Rule 416 under the Securities Act, this prospectus covers an undetermined number of additional shares as may become issuable as a result of adjustments of the warrant terms to prevent dilution. The information in the table below was supplied by the selling stockholders. No selling stockholder will beneficially own greater than one percent of the outstanding common stock following completion of this offering.

                               SHARES OWNED PRIOR                              SHARES OWNED
       SELLING STOCKHOLDERS        TO OFFERING            SHARES OFFERED      AFTER OFFERING
       --------------------    -------------------        --------------      --------------
VSII Stockholders Trust II           416,667                  416,667                -
EGS Securities Corp.                 120,000                  120,000                -

                              PLAN OF DISTRIBUTION

               The shares of common stock offered by this prospectus may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees, or other successors in interest following a non-sale transfer. The shares may be sold on the National Market Tier of the NASDAQ Stock Market or otherwise at prices and at terms then prevailing or in negotiated transactions. Upon notification to us that a donee, pledgee, transferee, or other successor in interest intends to sell more than 500 shares, we will file a supplement to this prospectus. The shares may be sold by the selling stockholders directly in one or more of the following:

               (a)    a private transaction;

               (b) in the over-the-counter market, or on any national securities exchange or quotation service on which the common stock may be listed, including the Nasdaq National Market; or

               (c)    through a pledge of securities.

               Alternatively, the selling stockholders may offer shares to or through underwriters, brokers/dealers, or agents. Transactions made in this manner may occur in:

               (a) a block trade in which the party effecting the trade will attempt to sell the securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

               (b) a purchase by a dealer as principal and resale by the dealer for its account; and

               (c) in ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include put or call option transactions, short sales or other methods of sale.

Brokers or dealers may receive commissions or discounts in amounts to be negotiated prior to the sale. Brokerage commissions and similar selling expenses will be borne by the selling stockholders.

               The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals may be deemed underwriting discounts or commissions under the Securities Act. The selling stockholders have been informed that they will be required to deliver a prospectus in connection with sales of shares. Selling stockholders may also resell any portion of their shares in open market transactions in reliance upon and in compliance with Rule 144 once the requirements of the rule have been met.

               Each selling stockholder and any person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of shares and the ability of participants to engage in certain market activities.

               We have agreed to indemnify the selling stockholders against certain liabilities in connection with the distribution of the securities offered in this prospectus, including liabilities under the Securities Act of 1933. Under agreements that may be entered into by a selling stockholder, dealers, or underwriters who participate in the distribution of shares may be entitled to indemnification by the selling stockholder against certain liabilities, including liabilities under the Securities Act. All expenses of this registration will be paid by us. The selling stockholders will pay underwriting discounts and commissions, if any, in connection with the sale of registered shares.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

               This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information that can be found in the registration statement. Please see the registration statement for additional information about us.

               We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any information we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may receive copies of these documents from the SEC by writing the SEC and paying a fee for copying costs, and you can obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. Our SEC filings are also available to the public on the SEC internet site at http://www.sec.gov.

               The SEC allows us to "incorporate by reference" into this prospectus certain information contained in our publicly-filed documents. This means that important information is disclosed to you by referring you to those documents. The information that is incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information in this prospectus and in other documents.

               We incorporate by reference the documents listed below:

       (1)     Our Annual  Report on Form 10-K for the year ended  September 30,
               1999;

       (2) Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1999;

       (3)     Our current report on Form 8-K dated October 1, 1999; and

       (4)     Our description of our common stock which is contained in Exhibit
               99.1 to our Current Report on Form 8-K dated December 24, 1997.

               In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will also be incorporated by reference.

               You may request free copies of all of these filings (without exhibits) by writing or telephoning us. You should direct requests to Andrew S. Goldstein, Secretary, Epitope, Inc., 8505 S.W. Creekside Place, Beaverton, Oregon 97008; telephone - (503) 641-6115.

                                  LEGAL MATTERS

               The validity of the shares of common stock offered in this prospectus has been passed upon by Miller Nash LLP, Portland, Oregon.

                                     EXPERTS

               The  financial  statements  incorporated  in this  Prospectus  by reference to the Annual Report on Form 10-K for the year ended September 30, 1999, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
-------   -------------------------------------------
                                                               Amount
                                                               ------
             SEC Registration Fee ......................       $ 2,285
             Accounting Fees and Expenses*..............         4,000
             Legal Fees and Expenses* ..................         6,000
             Printing* .................................           100
             Miscellaneous Expenses* ...................           300
                                                               -------

                     TOTAL EXPENSES* ...................       $12,685
                                                               =======
             ------------
               *Estimated

Item 15.  Indemnification of Directors and Officers.
-------   -----------------------------------------

               The Oregon Business Corporation Act (the "Oregon Act") requires the indemnification of an individual made a party to a proceeding because the individual is or was a director, officer, employee, or agent of the corporation against reasonable expenses incurred in the proceeding if the individual is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction. In addition, under the Oregon Act the corporation may indemnify such an individual if:

               (a) The conduct of the individual was in good faith and in a manner the individual reasonably believed to be in the best interests of the corporation, or at least not opposed to its best interests;

               (b) In the case of any criminal proceeding, the individual had no reasonable cause to believe that the individual's conduct was unlawful;

               (c) In the case of any proceeding by or in the right of the corporation, the individual was not adjudged liable to the corporation; and

               (d) The individual was not adjudged liable on the basis that he or she improperly received personal benefit.

               The Oregon Act further provides that the indemnification described above is not exclusive of any other rights to which officers or directors may be entitled under the corporation's articles of incorporation or bylaws, or under any agreement, action of its board of directors, vote of stockholders, or otherwise.

               Article III of the restated articles of incorporation of the registrant permits the registrant to indemnify its current or future directors, officers, employees, and agents to the fullest extent permitted by law. Article V of the bylaws of the registrant requires such indemnification for directors or former directors, or any individual who may have served at its request as a director of another corporation in which the registrant owns shares of capital stock or of which it is a creditor, against expenses and liability, including attorney fees, actually and necessarily incurred by such individual in connection with any threatened, pending, or completed action, suit, or proceeding to which the individual is a party because of service to the registrant. Article V of the bylaws further provides that the foregoing right of indemnification shall not be deemed exclusive of any other rights to which the individual may be entitled under the restated articles of incorporation or the bylaws or under any agreement, action of the stockholders, or otherwise. The registrant may, but is not required to, offer the same rights of indemnification, on a case-by-case basis, to the officers, employees, and agents of the registrant.

               In addition to the foregoing right of indemnity, the registrant has entered into indemnification agreements with all current officers and directors. Each indemnification agreement makes provisions of the Oregon Act relating to permissive indemnification mandatory and therefore restates the registrant's obligation as set forth in the bylaws, as discussed above. In addition, each indemnification agreement sets forth the registrant's obligation to indemnify the party to the agreement in the event that the indemnitee is entitled to indemnification of some but not all liabilities and expenses. Procedures are also set forth in the indemnification agreements for the defense of claims by the registrant and in the event that there is a change or potential change in the control of the registrant.

               ORS 60.367 provides that any director held liable pursuant to that section for the unlawful payment of a dividend or other distribution of assets of a corporation shall be entitled to contribution from (a) each stockholder who accepted the dividend or distribution, knowing the same to have been made in violation of the Oregon Act or the articles of incorporation and
(b) each director who voted for or assented to the dividend or distribution without complying with the applicable standards of conduct prescribed by the Oregon Act.

               The  registrant   carries  insurance   protecting   officers  and
directors against certain liabilities that they may incur in their capacities as such.

Item 16.  Exhibits.
-------   --------

               The exhibits to this registration statement required by Item 601 of Regulation S-K are listed in the Index to exhibits attached hereto.

Item 17.  Undertakings.
--------  ------------

               The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act;

                      (ii) To  reflect  in the  prospectus  any  facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii) To include any material  information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

               The undersigned registrant hereby undertakes that for purposes of determining liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, which is incorporated by reference in the Registration Statement, shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. This undertaking shall not apply to claims covered by insurance against liability arising under the Securities Act.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beaverton, state of Oregon, on March 9, 2000.

                                       EPITOPE, INC.


                                       By /s/ Robert D. Thompson
                                         Robert D. Thompson, President and Chief
                                         Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on March 9, 2000, by the following persons in the capacities indicated.

Signature                                         Title
---------                                         -----

/s/ Robert D. Thompson                            President and Chief Executive
Robert D. Thompson                                Officer and Director
                                                  (Principal Executive Officer)

/s/ Charles E. Bergeron                           Chief Financial Officer
Charles E. Bergeron                               (Principal Financial Officer)

/s/ Theodore R. Gwin                              Controller
Theodore R. Gwin                                  (Principal Accounting Officer)

* Roger L. Pringle                                Chairman of the Board

* W. Charles Armstrong                            Director

* Andrew S. Goldstein                             Director

* Frank G. Hausmann                               Director

* Margaret H. Jordan                              Director

* Michael J. Paxton                               Director

* G. Patrick Sheaffer                             Director

* Robert J. Zollars                               Director


* By /s/ Charles E. Bergeron
     Charles E. Bergeron
     (Attorney-in-Fact)

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.    Description of Document
-----------    -----------------------

 4.1           Restated  Articles of Incorporation,  as amended,  of Registrant.
               Incorporated by reference to Exhibit 3 to the Registrant's Registration Statement on Form 8-A filed December 26, 1997 (Registration Statement No. 000-15337) (the "Form 8-A").

 4.2           Restated  Bylaws of  Registrant.  Incorporated  by  reference  to
               Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended September 30, 1997 (the 1997 10-K).

 4.3 Rights Agreement dated as of December 15, 1997, between Epitope, Inc., and ChaseMellon Shareholder Services, L.L.C., incorporated by reference to Exhibit 4.1 to the Form 8-A.

 5.1           Opinion of Miller Nash LLP

24.1           Consent of PriceWaterhouseCoopers LLP

24.2           Consent of Miller Nash LLP (included in Exhibit 5.1)

25             Powers of Attorney